Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Profitable Fourth Quarter and 2009

•	Tenth consecutive quarter of profitability

•	Strong balance sheet: $92 million in cash and short term and liquid investments with no debt

•	Book value of $7.03 per share increased 29.5% during 2009

Clearwater, Fla. (Mar. 9, 2010) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months and year ended Dec. 31, 2009.

Fourth Quarter 2009

Net income for the fourth quarter of 2009 was $807,000, or $0.11 per diluted share, compared with net income of $5.1 million, or $0.71 per diluted share, for the fourth quarter of 2008. Book value per share increased from $5.43 at Dec. 31, 2008 to $7.03 at Dec. 31, 2009, an increase of 29.5 percent.

Gross premiums earned for the fourth quarter of 2009 increased to $25.9 million from $24.5 million in the prior year quarter. Net premiums earned for the fourth quarter of 2009 decreased 35 percent to $12.4 million from $19.0 million in the prior year quarter. “Net premiums earned” are gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain risks from hurricanes and other catastrophes. During the fourth quarter of 2009, reinsurance costs were 52 percent of the company’s gross premiums earned compared to only 23 percent in the prior year quarter. Homeowners Choice also reported investment income of $558,000 for the fourth quarter compared with $469,000 in the prior year fourth quarter.

Losses and loss adjustment expenses for the fourth quarter were $6.0 million compared with $10.5 million in the prior year quarter. Policy acquisition and other underwriting expenses for the fourth quarter of 2009 were $3.9 million. This compares to a $1.1 million net cost benefit realized during the fourth quarter of 2008 primarily due to a one-time, retroactive reduction of $3.6 million in the assumed commissions applicable to policies assumed from Citizens during 2008 and 2007. Other operating expenses, which include a variety of general and administrative costs, for the three months ended Dec. 31, 2009 and 2008 were $1.7 million and $1.4 million respectively.

Full Year 2009

For the year ended Dec. 31, 2009, net income was $10.9 million, or $1.52 per diluted share, a decline from net income of $12.7 million, or $2.08 per diluted share, for the year ended Dec. 31, 2008.

Gross premiums earned for the year ended Dec. 31, 2009 increased by approximately 78 percent to $110.0 million from $61.9 million in the prior year. Net premiums earned for 2009 increased 38 percent to $65.3 million from $47.3 million in the prior year. The company’s reinsurance costs increased significantly beginning June 1, 2009. Investment income for the year ended Dec. 31, 2009 was $1.8 million, up over 10percent from the prior year amount of $1.6 million.

Losses and loss adjustment expenses for the year ended Dec. 31, 2009 were $35.2 million compared with $21.5 million in the prior year, which reflects an increase in policies in force. Policy acquisition and other underwriting expenses for 2009 and 2008 were $9.6 million and $3.1 million, respectively. Other operating expenses were $5.8 million for the year ended Dec. 31, 2009 compared with $4.1 million in the prior year.

Stockholders’ equity increased to $45.4 million at Dec. 31, 2009 from $37.4 million at Dec. 31, 2008. The company repurchased a total of 452,000 shares in 2009 in its share buyback program.

“We are pleased to report the 10th consecutive profitable quarter despite what has been a challenging environment because of legislatively mandated wind mitigation credits and rising reinsurance costs,” said Homeowners Choice Chief Executive Officer F.X. McCahill. “In December we assumed approximately 23,000 policies from Citizens, although after opt outs we retained approximately 18,000 policies. We expect to add more policies in 2010. The decision to resume adding policies was made in anticipation that we would receive approval for a rate increase from the Florida Office of Insurance Regulation and in February we received approval for an average rate increase of 14 percent for policies effective April 10, 2010. We believe we are well positioned to continue our profitability.”

Homeowners Choice Executive Chairman Paresh Patel added, “Our focus is on increasing shareholder value while pursuing strategic growth opportunities as they arise. We also continue to buy back shares, having spent $3.1 million on share repurchases in 2009 with a commitment to repurchase up to an additional $2.9 million.”

Conference Call

The Company will host an earnings conference call today, Tuesday, March 9, 2010, at 4:30 p.m. E.S.T. to discuss its fourth quarter and 2009 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until May 9, 2010.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 70,000 policyholders throughout Florida representing approximately $132 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and were recently added to the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance that the company will add additional policies in 2010, that the company will continue to be profitable, that strategic growth opportunities will arise or that the company will pursue them when they do, or that the company will increase shareholder value. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Revenue

Gross premiums earned	$25,856	24,510	$110,011	61,925
Premiums ceded	(13,475)	(5,553)	(44,674)	(14,659)

Net premiums earned	12,381	18,957	65,337	47,266
Net investment income	558	469	1,793	1,622
Other	(17)	53	1,248	645

Total revenue	12,922	19,479	68,378	49,533

Expenses

Losses and loss adjustment expenses	5,953	10,516	35,230	21,528
Policy acquisition and other underwriting expenses	3,940	(1,077)	9,611	3,086
Other operating expenses	1,665	1,394	5,788	4,124

Total expenses	11,558	10,833	50,629	28,738

Income before income taxes	1,364	8,646	17,749	20,795

Income taxes	557	3,529	6,839	8,140

Net income	$807	5,117	$10,910	12,655

Basic earnings per share	$0.12	0.74	$1.62	2.15

Diluted earnings per share	$0.11	0.71	$1.52	2.08

Dividends per share	$—	—	$—	—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At December 31, 2009	At December 31, 2008

Assets

Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $4,250 at December 31, 2009)	$4,049	—
Investment in fixed maturity securities, available-for-sale, at fair value (amortized cost $19,763 at December 31, 2009)	19,266	—
Time deposits	13,507	8,025
Short-term investments	11,521	19,557

Total investments	48,343	27,582
Cash and cash equivalents	43,453	81,060
Accrued interest and dividends receivable	176	63
Premiums receivable	4,899	5,021
Assumed reinsurance balances receivable	19,525	—
Note receivable	—	450
Reinsurance balances receivable	—	157
Prepaid reinsurance premiums	7,205	7,122
Deferred policy acquisition costs	10,496	6,292
Property and equipment, net	399	267
Deferred income taxes	2,438	3,563
Other assets	958	412

Total assets	$137,892	131,989

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	19,178	14,763
Unearned premiums	68,509	67,219
Assumed reinsurance balances payable	—	6,136
Accrued expenses	4,455	1,535
Income taxes payable	167	4,704
Other liabilities	205	239

Total liabilities	92,514	94,596

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,456,635 and 6,892,668 shares issued and outstanding in 2009 and 2008)	—	—
Additional paid-in capital	21,164	23,783
Retained earnings	24,520	13,610
Accumulated other comprehensive loss	(306)	—

Total stockholders’ equity	45,378	37,393

Total liabilities and stockholders’ equity	$137,892	131,989